EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Third Quarter 2020 Financial Results

Results for the Third Quarter of 2020

  Net income of $10.3 million, or $0.44 per common unit
  Adjusted EBITDA of $13.9 million and distributable cash flow of $11.3 million
  Quarterly cash distribution of $0.12 per unit
  Distribution coverage ratio of 3.97x, LTM distribution coverage ratio of 2.28x

OMAHA, Neb., Nov. 04, 2020 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the third quarter of 2020. Net income attributable to the partnership was $10.3 million, or $0.44 per common unit, for the third quarter of 2020 compared with net income of $10.1 million, or $0.43 per common unit, for the same period in 2019.

The partnership also reported adjusted EBITDA of $13.9 million and distributable cash flow of $11.3 million for the third quarter of 2020, compared with adjusted EBITDA of $13.3 million and distributable cash flow of $11.1 million for the same period in 2019. Distribution coverage was 3.97x for the three months ended September 30, 2020 as compared to 0.98x for the same period a year ago.

“We continue to generate sufficient cash flow from operations to support our required debt amortization and fund distributions,” said Todd Becker, president and chief executive officer. “We remain committed to delivering value to our unitholders by further deleveraging the balance sheet supported by long-term minimum volume commitments. The partnership is also well positioned to benefit from Green Plains’ ongoing transformation, including its investments to reduce operating costs and the addition of ultra-high protein production technology, which enables more consistent and higher throughput over the long-term.”

Third Quarter Highlights and Recent Developments

  On October 15, 2020, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.12 per unit, or approximately $2.8 million, for the third quarter of 2020. The distribution is payable on November 13, 2020, to unitholders of record at the close of business on November 6, 2020.

Results of Operations
Consolidated revenues increased $1.2 million for the three months ended September 30, 2020, compared with the same period for 2019. Storage and throughput services revenue increased $0.7 million due to an increase in the rate per gallon charged to Green Plains Trade beginning on July 1, 2020. Railcar transportation services revenue increased $0.5 million primarily due to an increase in average volumetric capacity provided and the average capacity fee charged.

Operations and maintenance expenses increased $0.4 million for the three months ended September 30, 2020, compared with the same period for 2019, primarily due to an increase in railcar lease expense. This increase was due to the acceleration of operating lease expense caused by the early termination of leased railcar assets as well as an increase in the average railcar lease rates. General and administrative expenses increased $0.2 million for the three months ended September 30, 2020, compared with the same period for 2019, primarily due to increased expenses for insurance and property taxes.

During the third quarter of 2020, our parent’s average production utilization rate was approximately 66.8% of capacity. Biofuel throughput was 189.6 million gallons, compared with the contracted minimum volume commitment of 235.7 million gallons per quarter. As a result, the partnership charged Green Plains Trade $2.4 million related to the minimum volume commitment deficiency for the quarter, resulting in a credit to be applied against excess volumes in future periods. The cumulative minimum volume deficiency credits available to Green Plains Trade as of September 30, 2020 totaled $6.7 million. If these credits are unused by Green Plains Trade, $4.3 million will expire on June 30, 2021 and $2.4 million will expire on September 30, 2021. These credits have been recognized in revenue by the partnership, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods prior to expiration.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	% Var.	2020	2019	% Var.
Product volumes
Storage and throughput services	189.6	238.9	(20.6)%	581.3	619.7	(6.2)%

Terminal services:
Affiliate	24.5	31.8	(23.0)	79.3	86.4	(8.2)
Non-affiliate	27.7	26.3	5.3	78.3	79.1	(1.0)
	52.2	58.1	(10.2)	157.6	165.5	(4.8)

Railcar capacity billed (daily average)	81.5	77.0	5.8	80.4	80.5	(0.1)

Liquidity and Capital Resources
Total liquidity as of September 30, 2020, was $4.4 million, including $0.1 million in cash and cash equivalents, and $4.3 million available under the partnership’s revolving credit facility.

Conference Call Information
On November 5, 2020, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss third quarter 2020 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 3682884. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financings, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of sustainable biofuels and sustainable high protein and novel feed ingredients. Green Plains owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$75	$261
Accounts receivable, including from affiliates	16,772	16,651
Other current assets	1,098	517
Total current assets	17,945	17,429
Property and equipment, net	35,186	37,355
Operating lease right-of-use assets	36,330	35,456
Other assets	14,430	15,413
Total assets	$103,891	$105,653

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
Accounts payable, including to affiliates	$4,895	$5,593
Operating lease current liabilities	11,360	13,093
Current maturities of long-term debt	34,035	132,100
Other current liabilities	4,691	5,026
Total current liabilities	54,981	155,812
Long-term debt	81,356	-
Operating lease long-term liabilities	26,384	23,088
Asset retirement obligations	2,770	2,500
Total liabilities	165,491	181,400

Partners' deficit	(61,600)	(75,747)
Total liabilities and partners' deficit	$103,891	$105,653

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	% Var.	2020	2019	% Var.
Revenues
Affiliate	$20,347	$18,836	8.0%	$58,327	$56,751	2.8%
Non-affiliate	1,035	1,318	(21.5)	3,707	5,315	(30.3)
Total revenues	21,382	20,154	6.1	62,034	62,066	(0.1)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	6,647	6,216	6.9	19,410	19,314	0.5
General and administrative	1,116	949	17.6	3,038	3,054	(0.5)
Depreciation and amortization	940	991	(5.1)	2,867	2,747	4.4
Total operating expenses	8,703	8,156	6.7	25,315	25,115	0.8
Operating income	12,679	11,998	5.7	36,719	36,951	(0.6)
Other income (expense)
Interest income	-	21	*	-	61	*
Interest expense	(2,498)	(2,103)	18.8	(6,182)	(6,324)	(2.2)
Other	-	88	*	-	15	*
Total other expense	(2,498)	(1,994)	25.3	(6,182)	(6,248)	(1.1)
Income before income taxes and income from equity method investee	10,181	10,004	1.8	30,537	30,703	(0.5)
Income tax expense	(30)	(45)	(33.3)	(166)	(144)	15.3
Income from equity method investee	155	173	(10.4)	488	530	(7.9)
Net income	$10,306	$10,132	1.7%	$30,859	$31,089	(0.7)%

Net income attributable to partners' ownership interests:
General partner	$206	$203	1.5%	$617	$621	(0.6)%
Limited partners - common unitholders	10,100	9,929	1.7	30,242	30,468	(0.7)

Earnings per limited partner unit (basic and diluted):
Common units	$0.44	$0.43	2.3%	$1.31	$1.32	(0.8)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,161	23,138		23,145	23,125

Supplemental Revenues Data:
Storage and throughput services	$12,520	$11,785	6.2%	$36,090	$35,355	2.1%
Railcar transportation services	5,538	5,005	10.6	16,036	16,129	(0.6)
Terminal services	2,162	2,193	(1.4)	6,488	7,394	(12.3)
Trucking and other	1,162	1,171	(0.8)	3,420	3,188	7.3
Total revenues	$21,382	$20,154	6.1%	$62,034	$62,066	(0.1)%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net income	$30,859	$31,089
Noncash operating adjustments:
Depreciation and amortization	2,867	2,747
Distribution from equity method investee	1,000	-
Other	1,146	464
Net change in working capital	(1,595)	1,859
Net cash provided by operating activities	34,277	36,159

Cash flows from investing activities:
Purchases of property and equipment	(117)	(62)
Proceeds from the disposal of property and equipment	-	136
Net cash provided by (used in) investing activities	(117)	74

Cash flows from financing activities:
Payments of distributions	(16,958)	(33,818)
Net payments on revolving credit facility	(4,400)	(2,000)
Net payments on long-term debt	(9,500)	-
Payments of loan fees	(3,495)	-
Other	7	6
Net cash used in financing activities	(34,346)	(35,812)

Net change in cash and cash equivalents	(186)	421
Cash and cash equivalents, beginning of period	261	569
Cash and cash equivalents, end of period	$75	$990

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended		Nine Months Ended		LTM Ended
	September 30,		September 30,		September 30,
	2020	2019	2020	2019	2020
Net income	$10,306	$10,132	$30,859	$31,089	$41,249
Interest expense	2,498	2,103	6,182	6,324	8,168
Income tax expense	30	45	166	144	242
Depreciation and amortization	940	991	2,867	2,747	3,561
Unit-based compensation expense	81	81	239	239	319
Gain on the disposal of assets	-	(87)	-	(14)	-
Proportional share of EBITDA adjustments of equity method investee (1)	43	44	137	153	180
Adjusted EBITDA	13,898	13,309	40,450	40,682	53,719
Interest paid or payable	(2,498)	(2,103)	(6,182)	(6,324)	(8,168)
Income taxes paid or payable	(30)	(45)	(91)	(141)	(188)
Maintenance capital expenditures	(62)	(62)	(116)	(62)	(148)
Distributable cash flow (2)	$11,308	$11,099	$34,061	$34,155	$45,215
Distributions declared (3)	$2,848	$11,280	$8,520	$33,829	$19,800
Coverage ratio	3.97x	0.98x	4.00x	1.01x	2.28x

(1) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(2) Distributable cash flow does not include adjustments for the required principal payments on the term loan of $12.5 million for the three and nine months ended September 30, 2020.
(3) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Inc. Contacts
Investors: Phil Boggs | Senior Vice President, Investor Relations & Treasurer | 402.884.8700 | phil.boggs@gpreinc.com
Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com